EXHIBIT 99.1

Zoom® Telephonics Announces Expanded Line of Credit

Boston, MA, September 7, 2016 – Zoom Telephonics, Inc. (“Zoom”) (OTCQB: ZMTP), a leading producer of cable modems and other communications products, announced that it has increased its maximum credit facility with Rosenthal & Rosenthal, Inc. to $3.0 million. The other terms and conditions of the financing agreement between Zoom and Rosenthal & Rosenthal remain in effect.

Frank Manning, President and CEO of Zoom Telephonics, stated, “The expansion of our line of credit provides us with additional liquidity and financial flexibility as we execute our growth plan. We appreciate the good relationship we have with Rosenthal & Rosenthal.”

About Zoom Telephonics

Founded in 1977 in Boston, Zoom Telephonics, Inc. designs, produces, markets, and supports modems and other communication products under the Motorola, Zoom, and Hayes® brands. For more information about Zoom and its products, please see www.zoomtel.com.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC. and are used under license.

Forward-looking Statements

This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions. Actual results may be materially different from expectations as a result of known and unknown risks, including: the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Zoom’s dependence on key employees; uncertainty of new product development, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent-related matters; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.